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                                                                    EXHIBIT 99.4

FOR IMMEDIATE RELEASE
Contacts:
Ribozyme Pharmaceuticals, Inc.
Ralph E. Christoffersen, Ph.D.
CEO and President
(303) 449-6500
Freeman McCue Public Relations
Daniel McCue
(714) 557-3663


                    RPI RECEIVES $1 MILLION MILESTONE FROM
               LILLY IN ANTI-HEPATITIS C RIBOZYME COLLABORATION

BOULDER, Colorado July 21, 2000 - Ribozyme Pharmaceuticals, Inc. (RPI) (NASDAQ:RZYM) reported today the receipt of a $1 million milestone payment from partner Eli Lilly and Company as a result of meeting a clinical development milestone with the anti-Hepatitis C ribozyme, LY 466700.

Clinical development of the compound is continuing, and in May the company reported that in single dose safety trials the drug appeared to be well tolerated in normal volunteers. Administration of LY466700 to chronic Hepatitis C patients is underway in a clinical trial designed to study safety and tolerability and to assess the effect of the compound on HCV viral RNA levels following a 28 day dose-response regimen. The drug is being administered by daily subcutaneous injection to approximately 20 patients.

Hepatitis C is a blood-borne infection that was not routinely screened from the blood supply prior to 1992. As a result of this and other methods of transmission, millions of Americans are infected and may not know it. Screening is recommended, as the infection, if untreated, may cause liver damage, cirrhosis, cancer and death. Infection rates are high worldwide, with over 125 million individuals carrying Hepatitis C, according to the World Health Organization. Current treatments are not effective for most patients, and carry significant side effects.

Ribozymes are the product of Nobel Prize winning science and are synthetically engineered to act as "molecular scissors" capable of cleaving target RNA in a highly specific manner.

RPI, (www.rpi.com) located in Boulder, Colorado, is the acknowledged leader in ribozyme therapeutic development. In addition to its collaboration with Lilly for development of an anti-HCV ribozyme, RPI is partnered with Chiron Corporation for the development and commercialization of ANGIOZYME, an anti-angiogenic ribozyme designed to inhibit the growth of new blood supplies to tumors and prevent tumor growth and metastasis. ANGIOZYME is in Phase I/II clinical trials in cancer patients at the Cleveland Clinic. RPI is also
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partnered with an affiliate of Elan Corporation PLC for development and commercialization of HERZYME, an anti-HER-2 ribozyme for treatment of breast and other cancers, through RPI's subsidiary Medizyme Pharmaceuticals Ltd.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in RPI Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings.